                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           McClatchy Newspapers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

--------------------------------------------------------------------------------

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

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

                           MCCLATCHY NEWSPAPERS, INC.
                                 2100 Q STREET
                              SACRAMENTO, CA 95816

                                                                  MARCH 29, 1996

To our Stockholders:

     You are invited to attend the annual meeting of stockholders to be held at 9:00 a.m. on Wednesday, May 15, 1996 in the 7th Floor Conference Center of the 1201 K Street Building (located at the corner of 12th and K Streets), Sacramento, CA 95814.

     At the meeting, you will be asked to (i) elect Directors for the coming year and (ii) ratify the selection of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 1996 fiscal year.

     In addition, the Board of Directors will report on the Company's affairs and a discussion period will be provided for questions and comments.

     Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we ask that you sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience. By doing so, your right to attend or vote at the meeting will in no way be limited.

                                          Sincerely,

                                          [LOGO]

                                          ERWIN POTTS
                                          Chairman of the Board and
                                          Chief Executive Officer

                           MCCLATCHY NEWSPAPERS, INC.
                                 2100 Q STREET
                              SACRAMENTO, CA 95816

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                           MCCLATCHY NEWSPAPERS, INC.

                            TO BE HELD MAY 15, 1996

To the Stockholders:

     The annual meeting of stockholders of McClatchy Newspapers, Inc. (the "Company") will be held in the 7th Floor Conference Center of the 1201 K Street Building (located at the corner of 12th and K Streets), Sacramento, California 95814, on Wednesday, May 15, 1996, at 9:00 a.m. local time, for the following purposes:

          1. The election of Directors;

          2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1996; and

          3. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

     All of the above matters are more fully described in the accompanying Proxy Statement. Stockholders of record on the books of the Company on March 18, 1996 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company's offices, 2100 Q Street, Sacramento, California, at least 10 days before the meeting.

                                           By Order of the Board of Directors

                                           [LOGO]

                                           KAROLE MORGAN-PRAGER
                                           Secretary

March 29, 1996

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                           MCCLATCHY NEWSPAPERS, INC.
                                 2100 Q STREET
                          SACRAMENTO, CALIFORNIA 95816

                          ----------------------------

                                PROXY STATEMENT
                          ----------------------------

     Your proxy in the form enclosed is solicited by the Board of Directors of the Company for use in voting at the annual meeting of stockholders to be held on Wednesday, May 15, 1996, in the 7th Floor Conference Center of the 1201 K Street Building (located at the corner of 12th and K Streets), Sacramento, California 95814. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 29, 1996.

     The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the meeting. A proxy may be revoked at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, the Class A shares will be voted FOR the election of the four nominees for Class A Directors listed in this Proxy Statement and FOR approval of proposal 2, ratification of the appointment of Deloitte & Touche as the Company's independent auditors. Similarly, if no specifications are made, the Class B shares will be voted FOR the election of the ten Class B Directors listed in this Proxy Statement and FOR approval of proposal 2.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telephone or telegraph for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     March 18, 1996 has been fixed as the record date for determining the holders of Class A Common Stock and Class B Common Stock entitled to notice of and to vote at the annual meeting. As of the close of business on such date, the Company had outstanding 6,873,419 shares of Class A Common Stock, each of which is entitled to one vote in the election of the four Class A Directors, no vote in the election of the ten Class B Directors and one-tenth vote upon other matters presented at the meeting, and 23,131,334 shares of Class B Common Stock, each of which is entitled to no vote in the election of the four Class A Directors, one vote in the election of the ten Class B Directors and one vote upon other matters presented at the meeting. Election of the Class A and Class B Directors will be by plurality of the votes cast by each respective class. The affirmative vote of the holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock present or represented at the meeting is required for the approval of proposal 2. Thus, abstentions have the same effect as a negative vote; broker non-votes are not abstentions for this purpose.

                             ELECTION OF DIRECTORS
                             (PROPOSAL 1 ON PROXY)

     The Restated Certificate of Incorporation of the Company provides that the holders of Class A Common Stock have the exclusive right as a class to elect 25% of the Company's directors, or the nearest larger whole number, but no vote with respect to the election of the other directors. The holders of the Class B Common Stock have the right to elect the remaining directors. At the meeting, ten Class B Directors will be elected by the Class B Stockholders and four Class A Directors will be elected by the Class A Stockholders.

     Unless you request on your proxy card that voting of your proxy be withheld for any one or more of the following nominees for director, proxies of Class A Common Stock will be voted for the election of the four nominees for Class A Directors named below and proxies of Class B Common Stock will be voted for the election of the ten nominees for Class B Directors named below, all to serve until the next annual meeting of stockholders and until their successors are elected or chosen. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxy will be voted for any nominee who shall be designated by the present Board to fill such vacancy.

NOMINEES FOR CLASS A DIRECTORS

     Larry Jinks, 66, has been a Director of the Company since July 1995. He spent 37 years with Knight Newspapers and Knight-Ridder, Inc. and, during that time, he served as managing editor of The Miami Herald from 1966 to 1972, as executive editor of The Miami Herald from 1972 to 1976, as editor of the San Jose Mercury News from 1977 to 1981, as a corporate officer of Knight-Ridder from 1981 to 1989, and as publisher of the San Jose Mercury News from 1989 to 1994. He is a member of the executive committee of the Newspaper Management Center at Northwestern University and is chairman of the Knight Foundation's Journalism Advisory Committee.

     Joan F. Lane, 67, has been a Director of the Company since March 1989. From 1982 to 1992, Mrs. Lane served as Special Assistant to the Dean of the School of Humanities and Sciences of Stanford University. She is currently a Special Assistant to the Board of Trustees of Stanford University. She has served on the board of directors of The Brown Group, Inc. from 1985 to the present, as a director of the James Irvine Foundation from 1990 to the present, and as a trustee of the San Francisco Foundation from 1984 to November 1991. She was a member of the board of trustees of Smith College from 1978 to 1985, and chairman of that board from 1982 to 1985.

     S. Donley Ritchey, 62, has been a Director of the Company since July 1985. He retired from Lucky Stores in 1986, where he was chief executive officer and chairman of its board of directors. Mr. Ritchey is a director of Pacific Telesis Group, Spreckels Industries, Inc., Hughes Markets, Inc., De La Salle Institute and the Rosenberg Foundation. He served as a council member of the town of Danville, California from 1987 to 1995 and has twice served as mayor of Danville.

     Frederick R. Ruiz, 52, has been a Director of the Company since July 1993. He is chairman and chief executive officer of Ruiz Foods, Inc., a family-owned frozen food manufacturer, having been a co-founder with his father of that business in 1964. He has served on the board of directors of Gottschalks, Inc. since 1992. In 1992, Mr. Ruiz' company received the U.S. Small Business Association's National Entrepreneurial Success Award and was inducted into the SBA Hall of Fame in Washington, D.C. Mr. Ruiz is a member of the board of the College of the Sequoias Foundation; a member of the President's Advisory Board, Business Advisory Council of the School of Business, and Board of Governor's Foundation, and past chairman of the Valley Business Center, School of Business, all at California State University, Fresno. He is a member of the board of trustees of Valley Children's Hospital, Fresno, serves on the board of the California Hispanic Business College Fund, and is a review board member for the U.S. Military Academy.

NOMINEES FOR CLASS B DIRECTORS

     William K. Coblentz, 73, has been a Director of the Company since March 1979. He is a senior partner in the San Francisco law firm of Coblentz, Cahen, McCabe & Breyer. He was a member of the board of directors of Pacific Telesis Group from 1976 to 1992 and is a member of the boards of directors of the Koret Foundation and The Central Valley Foundation. From 1964 through 1980 Mr. Coblentz was a member of the University of California Board of Regents and was its chairman for two years.

     Molly Maloney Evangelisti(1), 43, has been a Director of the Company since July 1995. She has worked in various capacities for The Sacramento Bee since October 1978 and currently oversees special projects for The Sacramento Bee.

     William L. Honeysett, 58, has been a Director of the Company since July 1993 and its Senior Vice President since May 1995. Prior to that date, he had been Executive Vice President since February 1994 and Vice President, Operations since October 1991. Until October 1991 he was publisher of The (Tacoma, Washington) News Tribune. Mr. Honeysett was a regional president for Gannett Co., Inc. before becoming publisher in Tacoma. He is a former director of the Pacific Northwest Newspaper Association.

     Betty Lou Maloney(1), 75, has been a Director of the Company since July 1975 and Assistant Secretary of the Company since August 1980.

     James B. McClatchy(1), 74, is Publisher of McClatchy Newspapers, having been elected to that position in July 1987. He served as the Chairman of the Company's Board of Directors, from April 1989 to May 1995 and from August 1980 to July 1987. Mr. McClatchy was a Director of the Company from 1943 through 1965, was again elected a Director in March 1976 and has served in that capacity since that time. He is a former owner and publisher of several weekly newspapers in California and Nevada. He is a board member and past president of the Inter-American Press Association, board chairman and director of the French American International School, and a director and president of The Central Valley Foundation.

     William Ellery McClatchy(1), 70, has been a Director of the Company since March 1976 and Assistant Secretary since August 1980.

     Erwin Potts, 63, has been the Chairman of the Board of Directors of the Company since May 1995 and its Chief Executive Officer since April 1989. He served as President of the Company from July 1987 to May 1995 and as its Chief Operating Officer from March 1985 to May 1995. He was the Company's Executive Vice President from March 1985 to July 1987, and a Vice President from March 1979 to March 1985. In addition, Mr. Potts has been a Director of the Company since 1976. He is a member of the advisory board of the John S. Knight Fellowship at Stanford University, and from 1989 to 1992 was a member of the advisory board of the University of North Carolina School of Journalism. He is a member of the Newspaper Association of America board of governors, a director of the Sacramento Regional Foundation, a member of the California Business Roundtable, and a former director of the California Newspaper Publishers Association.

     Gary B. Pruitt, 38, has been President and Chief Operating Officer of the Company since May 1995 and a Director since July 1995. From May 1994 to May 1995 he served as Vice President, Operations and Technology of the Company. Prior to that time he was Publisher of The Fresno Bee from October 1991 to May 1994. He served the Company as Secretary and General Counsel from 1987 to 1991 and Counsel from 1984 to 1987. Mr. Pruitt also held the position of Assistant to the Vice President of Operations from March 1991 to October 1991, and Assistant to the President of The Sacramento Bee from April 1990 to March 1991. He currently serves as a member of the Chancellor's Committee for The University of California, Berkeley.

     William M. Roth, 79, has been a Director of the Company since September 1980. He was chief financial officer for Matson Navigation Company from 1952 to 1961, chairman of the board of Pacific Life Assurance Company from 1960 to 1963, and U. S. Ambassador and Special Trade Representative from 1963 to 1969. He was a member of the University of California Board of Regents for 16 years. Mr. Roth is President of Roth Properties, a family controlled investment management company.

     James P. Smith, 58, is Vice President, Finance and Treasurer of the Company. He has been a Director of the Company since March 1982. He was named Vice President, Finance in December 1985 and Treasurer in July 1980. Prior to that time he had served as Assistant Treasurer. Mr. Smith served as Secretary from July 1980 through January 1987. Mr. Smith has been the Company's chief financial officer since 1980.

---------------

(1) James B. McClatchy and William Ellery McClatchy are brothers. Betty Lou Maloney is their cousin by marriage. Molly Maloney Evangelisti is Betty Lou Maloney's daughter.

OTHER EXECUTIVE OFFICERS

     Peter M. CaJacob, 52, has been Vice President, Human Resources of the Company since December 1993. He joined the Company as its Director of Human Resources in February 1990. From 1989 to February 1990 he was director of human resources for the GenCorp Automotive Group and prior to that time held management positions in human resources with Aerojet General Corporation and Whirlpool Corporation. Mr. CaJacob served on the board of directors of the Industrial Relations Bureau of the California Newspaper Publishers Association in 1990 and 1991.

     Gregory E. Favre, 60, has been Vice President, News of the Company since January 1990 and Executive Editor of The Sacramento Bee since 1984. Prior to that he was managing editor of the Chicago Sun Times and managing editor of the Chicago Daily News. Mr. Favre is the immediate past-President and a director of the American Society of Newspaper Editors and a board member of the Inter-American Press Association. He is a member of the Journalism Values Institute and of the ASNE Foundation Board. He was named California Newspaper Executive of the Year by the California Newspaper Publishers Association in 1993. He served as President of the California Society of Newspaper Editors during the 1988-1989 term.

     Karole Morgan-Prager, 33, has been General Counsel and Corporate Secretary of the Company since July 1995. From May 1993 to July 1995 she was Associate General Counsel of The Times Mirror Company. She was an associate with the Morrison & Foerster law firm from October 1987 to May 1993.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings and one organizational meeting during 1995. The Board of Directors of the Company has the following standing committees: Compensation Committee, Audit Committee, Pension and Savings Plans Committee, and Committee on the Board. The Board has no nominating committee.

     Mr. Coblentz, Chairperson, Mr. Jinks, Mrs. Lane, and Mr. Ritchey are the members of the Compensation Committee. The Compensation Committee adopts and administers the following compensation plans for executive officers and certain other employees of the Company: the Management By Objective Plan, the Executive Performance Plan, the Employee Stock Purchase Plan, the 1987 Stock Option Plan and the 1994 Stock Option Plan. The Compensation Committee held three meetings in 1995.

     Mr. Ruiz, Chairperson, Mr. Coblentz, Mrs. Lane and Mr. Ritchey are the members of the Audit Committee. The Audit Committee recommends selection of the independent auditors for the Company to the Board (selection being subject to ratification by the stockholders), reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, and reviews the independence of the auditors, the performance and fees of the independent auditors, the effectiveness and adequacy of the systems of financial reporting and internal accounting controls, and the scope and results of internal auditing procedures. The Audit Committee held four meetings during 1995.

     Mrs. Lane, Chairperson, Mr. Coblentz, Mr. Jinks, Mr. Ritchey, Mr. Roth, and Mr. Ruiz are the members of the Committee on the Board. The Committee on the Board develops criteria for Board membership and advises the Board with respect to such other matters relating to directors as may be deemed appropriate. The Committee on the Board held five meetings in 1995.

     Mr. Ritchey, Chairperson, Mr. Coblentz, Mrs. Lane and Mr. Smith are the members of the Pension and Savings Plans Committee. The Pension and Savings Plans Committee reviews the Company's pension funding policy and objectives, monitors the investment of the assets in the Plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee held one meeting in 1995.

     All Board and Committee members, except William Ellery McClatchy, attended more than 75% of the meetings of the Board and/or Committees on which he or she served. Mr. McClatchy attended five of the seven Board meetings held during 1995.

                                STOCK OWNERSHIP

CLASS B COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class B Common Stock as of March 18, 1996 by (i) certain of the Company's Directors and nominees for Director, (ii) all executive officers and Directors of the Company as a group, and (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of its Class B Common Stock.

                   CERTAIN DIRECTORS, DIRECTORS                     NUMBER OF SHARES
                AND EXECUTIVE OFFICERS AS A GROUP,                     OF CLASS B
                      AND 5% STOCKHOLDERS(2)                          COMMON STOCK         PERCENT
------------------------------------------------------------------  ----------------       -------
James B. McClatchy................................................     12,866,743(3)         55.6%
William K. Coblentz...............................................     11,015,240(4)         47.6%
William Ellery McClatchy..........................................     10,400,000(5)         45.0%
Erwin Potts.......................................................     10,000,000(6)         43.2%
William M. Roth...................................................     10,000,000(6)         43.2%
Molly Maloney Evangelisti.........................................      3,050,000            13.2%
Brown McClatchy Maloney...........................................      2,897,680(7)         12.5%
Betty Lou Maloney.................................................      1,480,000             6.4%
All executive officers and directors as a group (17 persons)......     17,533,118            75.8%

---------------

(2) All addresses: c/o McClatchy Newspapers, Inc., P.O. Box 15779, Sacramento, CA 95852-0779.

(3) Includes: (i) 10,000,000 shares held under five separate trusts each with 2,000,000 shares and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts. James B. McClatchy disclaims beneficial ownership of all but the 2,000,000 shares in one such trust as to which he has a present income interest. (ii) 478,865 shares over which James B. McClatchy and William K. Coblentz share joint voting and investment control as co-executors under the will of Charles K. McClatchy, deceased. James B. McClatchy disclaims beneficial ownership of these shares. (iii) 400,000 shares over which James
     B. McClatchy, William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased. James B. McClatchy disclaims beneficial ownership of these shares.

(4) Includes: (i) 10,000,000 shares held under five separate trusts each with 2,000,000 shares and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts. William K. Coblentz disclaims beneficial ownership of these shares.
     (ii) 478,865 shares over which James B. McClatchy and William K. Coblentz share joint voting and investment control as co-executors under the will of Charles K. McClatchy, deceased. William K. Coblentz disclaims beneficial ownership of these shares. (iii) 400,000 shares over which James B. McClatchy, William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased. William K. Coblentz disclaims beneficial ownership of these shares. (iv) 136,375 shares with regard to which William K. Coblentz acts as co-trustee under one trust agreement with voting and investment control shared with other trustees. William K. Coblentz and his co-trustees disclaim beneficial ownership of these shares.

(5) Includes: (i) 10,000,000 shares held under five separate trusts each with 2,000,000 shares and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts. William Ellery McClatchy disclaims beneficial ownership of all but the 2,000,000 shares in one such trust as to which he has a present income interest. (ii) 400,000 shares over which James B. McClatchy,

     William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased. William Ellery McClatchy disclaims beneficial ownership of these shares.

(6) These shares are held under five separate trusts each with 2,000,000 shares and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts. Both Erwin Potts and William M. Roth disclaim beneficial ownership of these shares.

(7) Includes 86,920 shares held in four trusts for the benefit of each of his four children, one containing 24,230 shares, a second containing 22,830 shares, a third containing 20,930 shares, and a fourth containing 18,930 shares. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

CLASS A COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock as of March 18, 1996 by (i) each of the Company's Directors and nominees for Director, (ii) each of the Company's executive officers, (iii) all executive officers and Directors of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of its Class A Common Stock. In addition, holders are deemed to beneficially own shares of Class A Common Stock subject to stock options which are currently exercisable or exercisable within sixty days of the record date. A holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, on the basis that he or she has the right, subject to the terms of the Stockholders Agreement discussed later in this Proxy Statement, to acquire beneficial ownership of Class A Common Stock by converting Class B Common Stock into Class A Common Stock. In calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each stockholder, the shares of Class A Common Stock which each stockholder is deemed to own because of such stockholder's ownership of Class B Common Stock are considered outstanding only with respect to such stockholder. Consequently, the column which presents the percentage of deemed beneficial ownership of Class A Common Stock does not reflect the beneficial ownership of Class A Common Stock which is actually outstanding as of March 18, 1996.

                                                                                   DEEMED BENEFICIAL
                                                                                       OWNERSHIP
                                                    BENEFICIAL OWNERSHIP OF     OF CLASS A COMMON STOCK
                                                      OUTSTANDING SHARES        ------------------------
               DIRECTORS, EXECUTIVE                       OF CLASS A             NUMBER OF
             OFFICERS, DIRECTORS AND                     COMMON STOCK            SHARES OF
          EXECUTIVE OFFICERS AS A GROUP,               (INCLUDING SHARES          CLASS A
              AND 5% STOCKHOLDERS(8)                    HELD BY SPOUSE)         COMMON STOCK     PERCENT
--------------------------------------------------  -----------------------     ------------     -------
James B. McClatchy................................           10,000              12,876,743       65.2%
William K. Coblentz...............................            9,750(9)           11,024,990       61.6%
William Ellery McClatchy..........................            6,850(9)           10,406,850       60.2%
Erwin Potts.......................................          140,295(10)          10,140,295       59.6%
William M. Roth...................................           11,950(9)           10,011,950       59.3%
Molly Maloney Evangelisti.........................            9,842               3,059,842       30.8%
Brown McClatchy Maloney...........................               --               2,984,600       30.3%
Betty Lou Maloney.................................            6,750(9)            1,486,750       17.8%
Sue Maloney Stiles................................            7,700               1,039,566       13.2%
Kevin Sorensen McClatchy..........................               --                 566,375        7.6%
Adair Rideout McClatchy...........................               --                 386,375        5.3%
Gary B. Pruitt....................................           50,694(11)              50,694        (12)
James P. Smith....................................           56,260(13)              56,260        (12)
William L. Honeysett..............................           48,917(14)              48,917        (12)
Gregory E. Favre..................................           31,875(15)              31,875        (12)

                                                                                   DEEMED BENEFICIAL
                                                                                       OWNERSHIP
                                                    BENEFICIAL OWNERSHIP OF     OF CLASS A COMMON STOCK
                                                      OUTSTANDING SHARES        ------------------------
               DIRECTORS, EXECUTIVE                       OF CLASS A             NUMBER OF
             OFFICERS, DIRECTORS AND                     COMMON STOCK            SHARES OF
          EXECUTIVE OFFICERS AS A GROUP,               (INCLUDING SHARES          CLASS A
              AND 5% STOCKHOLDERS(8)                    HELD BY SPOUSE)         COMMON STOCK     PERCENT
--------------------------------------------------  -----------------------     ------------     -------
S. Donley Ritchey.................................            8,750(9)                8,750        (12)
Joan F. Lane......................................            7,750(9)                7,750        (12)
Frederick R. Ruiz.................................            2,125(16)               2,125        (12)
Larry Jinks.......................................              500                     500        (12)
Wellington Management Company.....................          354,660                 354,660        5.2%
Vanguard/PrimeCap Fund, Inc. .....................          390,000                 390,000        5.7%
All executive officers and directors as a group
  (17 persons as Beneficial Owners)(17)...........          419,142              17,952,260       72.5%

---------------
 (8) All addresses are c/o McClatchy Newspapers, Inc., P. O. Box 15779, Sacramento, CA 95852-0779, except as follows:

Wellington Management Company     Vanguard/PrimeCap Fund, Inc.
75 State Street                   P. O. Box 2600
Boston, MA 02109                  Valley Forge, PA 19482

 (9) Includes 6,750 shares subject to stock options which are currently exercisable.

(10) Includes 121,800 shares subject to stock options which are currently exercisable.

(11) Includes 45,250 shares subject to stock options which are currently exercisable.

(12) Percentage is less than one percent.

(13) Includes 47,800 shares subject to stock options which are currently exercisable.

(14) Includes 33,250 shares subject to stock options which are currently exercisable.

(15) These shares are subject to stock options which are currently exercisable.

(16) Includes 1,125 shares subject to stock options which are currently exercisable.

(17) Includes 338,175 shares subject to stock options which are currently exercisable.

AGREEMENT AMONG CLASS B STOCKHOLDERS

     The owners of all outstanding shares of Class B Common Stock of the Company are parties to an agreement which will terminate September 17, 2047 (unless terminated earlier in accordance with its terms), in which they have agreed, for themselves, their successors and assigns, that subject to certain exceptions no one of them may make any transfer of any shares of Class B Common Stock (unless such shares are, as generally permitted by the agreement, first converted into Class A Common Stock) except to one or more "Permitted Transferees." For purposes of the agreement, a Permitted Transferee is any current holder of Class B Common Stock of the Company; any lineal descendant of Charles K. McClatchy (1858 -- 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more of such lineal descendants.

     In the event that a party to the agreement attempts to transfer any shares of Class B Common Stock or any interest therein in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as "Option Events," the remaining parties will acquire options to purchase the Class B Common Stock of the party attempting to transfer the same or otherwise affected by the particular Option Event. Such options to purchase will entitle each remaining party to purchase that number of shares of Class B Common Stock which is proportionate to that party's respective holdings of Class B Common Stock prior to such purchase. If all such shares are not purchased by the remaining parties, the Company will have the option to purchase the remaining shares. In general, any shares not so purchased pursuant to this procedure may thereafter be converted into shares of Class A Common Stock and then transferred freely (unless following such conversion the outstanding shares of Class B Common Stock would constitute less than 25% of the total number of all outstanding shares of Common Stock of the Company). The intent of the foregoing agreement is to preserve family control of the Company. Such agreement may be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to such agreement.

                                  COMPENSATION

DIRECTORS' COMPENSATION

     Nonemployee Directors, including for this purpose Betty Lou Maloney and William Ellery McClatchy, are currently compensated at the rate of $26,000 per year plus $1,100 per day for meetings of the Board of Directors and $750 per day for in-person attendance at Committee meetings; attendance at Committee meetings by teleconference is compensated at the rate of $500 for the first meeting and $250 for the second meeting on any day. Compensation for attendance at meetings is subject to a limitation of two meetings in any one day, whether Committee or Board and Committee and whether by teleconference or in-person attendance.

     Pursuant to the 1990 Directors' Stock Option Plan, each nonemployee Director receives on the date of each annual meeting of stockholders at which he or she is elected an automatic grant of an option for 1,500 shares of Class A Common Stock. The stock options are granted at fair market value, have a ten-year term and vest equally over four years commencing on March 1 following the date of award.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is composed entirely of Directors who are not employees of the Company. The Committee sets the salary and annual cash bonus of the Chairman of the Board and the Chief Executive Officer and, after review, acting on the recommendation of the CEO, approves the annual cash compensation of other named executive officers. The Committee also administers the Company's employee stock option plans and the Executive Performance Plan, and in so doing, designates all persons who will receive awards and sets the amount, form and other conditions of the award.

     The principal elements of the Company's executive compensation program are
(1) annual base salary, (2) annual cash bonus based on assessment of success in meeting performance objectives on an individual, unit and/or Company-wide basis,
(3) cash compensation under the Executive Performance Plan based upon growth in earnings per share of the Company's stock and year-over-year improvement in pretax income, and (4) stock option awards under the stock option plans providing equity compensation, the value of which will ultimately be determined by growth over time in the market price of the Company's stock. Together these elements constitute an integrated compensation program which focuses on both short-term and long-term performance utilizing a combination of cash and equity incentives. The program is designed to reward and create incentives for excellence in individual achievement as well as Company performance.

     In evaluating Company performance, the Committee considers improvement in revenue and earnings, growth in circulation, product excellence and market acceptance, sound strategic planning, development of new products and services, and community involvement and good corporate citizenship. In evaluating individual performance of key executives, the Committee also reviews leadership and individual achievement.

     The Committee believes the Company's established compensation program is vital to the achievement of Company objectives, in that it will:

     - Enable the Company to attract and retain key executives essential to the long-term success of the Company;

     - Motivate and reward senior executives for development and achievement of sound strategic business objectives; and

     - Provide opportunity to selected executives to acquire a proprietary interest in the success of the Company through stock ownership under the Company's stock option plans and employee stock purchase plan.

     In 1994, the Company submitted for a vote of the stockholders its 1994 Stock Option Plan to maximize the tax deductibility of such awards upon exercise under Section 162(m) of the Internal Revenue Code, as amended. Although the Company has not qualified under Section 162(m) salary and cash bonus compensation paid to its executive officers, historically such compensation has not exceeded more than $1 million in any tax year for any of the Company's five highest paid executive officers. In the future, the Company may determine to qualify such compensation, to the extent it exceeds or is expected to exceed the $1 million threshold. However, the Company may also determine to pay compensation to the executive officers that may not be deductible.

COMPENSATION OF EXECUTIVE OFFICERS, 1995

     Salary and incentive levels of the Company's executive officers for fiscal year 1995 were reviewed by the Compensation Committee in late 1994. Bonuses were subsequently fixed and paid in the same manner based on a year-end assessment of results versus predetermined objectives.

     Salaries. In determining salaries, the Committee reviews publicly available information on compensation at each company included in the Peer Group for total stockholder return, with particular emphasis on salary levels on Peer Group companies with market capitalization comparable to the Company. The Committee also considers internal pay equity factors, general economic conditions, financial performance of the Company (growth in revenues, ability to control operating costs, improvement in operating cash flow and operating income, and improvement in net income), and individual responsibility, experience and job performance. No specific weight is assigned to any particular factor.

     Based on the foregoing, the Committee granted 1995 salary increases to executive officers ranging from 3.1% to 10.4% over prior year salary. The Committee considers these increases to be consistent with salary and wage increases granted throughout the Company, and believes that base salaries for the Company's executive officers are at or below the median base salaries for the Peer Group.

     Bonus Awards. It is the goal of the Committee to establish bonus opportunities that are meaningful in relation to the total compensation of a participant. The bonus opportunity is also related to the participant's level of responsibility. In general, in evaluating performance, the higher the level of responsibility, the greater portion of the executive's total compensation is at risk. Except as to the CEO, awards under the MBO annual bonus plan were based on full or partial achievement of preestablished performance goals. The performance objectives applicable to Messrs. Pruitt, Honeysett, Smith and Favre are achievement of (i) Company-wide financial performance levels against annual budgets, (ii) predetermined functional operating goals, and (iii) product and management improvement objectives. Because of the increased amount of responsibility undertaken by Mr. Pruitt during 1995 as a result of his appointment in May 1995 as President, his predetermined functional operating goals established in early 1995 were not applicable. In establishing Mr. Pruitt's bonus for 1995, the Committee considered the three performance objectives described above in light of the changes in his duties and his increased responsibilities, as well as the role he played in the successful completion of the Company's acquisition of The News and Observer Publishing Company (N&O) in Raleigh, North Carolina. Applying these objectives, operating income and net income level, as well as other financial and operating performance factors, i.e., earnings per share, circulation growth, capital expense control, diversity training, marketing, newsprint purchasing, management development, technological innovation, long-range planning, cash management, control of receivables, investor relations, litigation management, and internal audit procedures were considered in determining 1995 bonuses for Messrs. Pruitt, Honeysett and Smith. Accordingly, in determining Mr. Favre's 1995 bonus, improvement in the quality of news content consistent with achievement of the Company's financial objectives was considered.

     Each performance objective was weighted to reflect its relative performance to specific short-term and longterm financial, strategic and/or management practices goals applicable to the individual. To determine the bonus to which a participant is entitled, a certain number of points up to 100 were awarded to each executive officer based upon his performance during the year. A certain percentage of total points possible, typically not exceeding 10%, is reserved for subjective evaluation. Points are applied as a percentage, to an amount equal to a predetermined percent, varying from 25 percent to 50 percent (depending on the particular participant) of his or her base salary during the year.

     Stock Option Awards. Stock option awards are usually granted each year to selected management personnel, including all executive officers permitted by the terms of the employee stock option plans to participate. However, no stock options were awarded in 1993, with the result that the 1994 awards (which would under prior practice have been made in late 1993) were not made until January, 1994. Returning to past practice, stock option awards for 1995 were made in late 1994. Thus awards for both 1994 and 1995 were granted during calendar 1994.

     In fixing stock option grants, the Committee through subjective evaluation processes determines the award for the CEO, and as to the four remaining named executive officers participating in the stock option plans, considers the recommendation of the CEO. Elements given weight by the Committee in considering the number of options to be awarded are individual responsibility and accountability, anticipated contributions, and long-term value of the participant to the Company. The process employed by the Committee in determining individual awards under the Company's employee stock option plans, including those of executive officers, relates primarily to levels of responsibility but also includes subjective factors not subject to predetermined specific criteria.

     Executive Performance Incentive Awards. Awards for 1995 under the Company's Executive Performance Plan ("EPP") were made in late 1994. These awards are comprised of EPS Units and Performance Units. An EPS Unit represents a contingent right to receive cash in an amount equal to the earnings (as defined in the Plan) attributable to one share of the Company's stock. An Improvement Unit represents a contingent right to receive cash in an amount equal to $1 times the number of percentage points not in excess of 25 by which pretax earnings for the year of grant exceed the pretax earnings for the prior year. The award vests over a period of four years, commencing March 1 of the year following the year for which the grant is made. In 1995, a total of $80,976 was awarded to the Company's executive officers under this Plan.

     While EPP compensation is tied to the Company's stock and financial performance, executives selected as participants and the number of EPS Units and Improvement Units awarded is set after review, acting on the recommendation of the CEO. EPP awards contribute to keeping participating executives sharply focused upon maintenance of strong stockholder value even in challenging economic environments. The selection of participants and determination of award units relates primarily to levels of responsibility, but also includes subjective factors not subject to specific criteria.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER, 1995

     The 1995 salary of Erwin Potts, the Company's Chairman and Chief Executive Officer, was $528,008, a 5.0% increase over his prior year salary, reflecting the record financial and operational successes of the Company in 1994, notwithstanding a continued weakened economy in the Company's principal markets, increased newsprint prices and continued restraint of costs.

     In determining Mr. Potts' 1995 bonus award the Committee subjectively assessed overall accomplishments, including the Company's financial performance. His bonus for 1995, awarded in January 1996, was not based on specific predetermined financial targets but was based upon a year-end review of the Company's overall results, taking into account the level of his responsibility and accountability, and his individual performance as the Company's Chief Executive Officer. The $275,000 bonus awarded to Mr. Potts by the Compensation Committee reflected the Company's financial and operational results for 1995, as described below. The Committee also considered the successful completion, under Mr. Potts' direction, of the Company's acquisition of N&O, the largest acquisition in the Company's history, which has provided the Company broader geographic diversity and less reliance on its California roots, while positioning the Company strategically in the growing Research Triangle area. In addition, the Committee considered the important shifts made in the Company's management in 1995, including Mr. Potts' appointment as Chairman and the naming of Gary Pruitt as the Company's president and William Honeysett as senior vice president.

     During 1995, the Company had earnings of $33.6 million, reflecting the lingering effects of the California recession, the impact of sharply higher newsprint prices and the financing costs of the acquisition of N&O. Company earnings decreased 27.9% from 1994 levels, with a resulting decrease in earnings per share from $1.58 in 1994 to $1.12 in 1995. Revenues were up 14.7%, in large part due to the N&O acquisition, and the Company continued its strict cost control efforts to hold operating expenses in light of further increases in newsprint prices during the year. The Company's financial results produced an accrual to Mr. Potts under the fixed formula of the EPP of cash compensation for 1995 of $20,496.(18) Average paid daily circulation of the Company's 13 daily newspapers grew in 1995 by 19.2 %, and were up 0.6% excluding the newly acquired News & Observer, despite the continued national trend of declining circulation.

     The Committee, in setting Mr. Potts' salary and bonus, and in fixing the number of stock option awards granted him under the Company's employee stock option plans, and EPS and Improvement Units awarded him under the EPP, is unable to assign relative weight to the indicated factors. The process is primarily subjective in nature. Each committee member may well accord a different weight to the various factors considered.

     The tables which follow, and accompanying narrative, reflect the decisions covered by the above discussion.

                                          WILLIAM K. COBLENTZ, Chairman
                                          LARRY JINKS
                                          JOAN F. LANE
                                          S. DONLEY RITCHEY

---------------

(18) These sums are not immediately available to Mr. Potts, but vest at the rate of 25% annually over a four- year period commencing March 1, 1995.

                             EXECUTIVE COMPENSATION

     The following tables set forth the annual compensation paid or accrued by the Company to or on behalf of the Chief Executive Officer and each of the four other most highly compensated executive officers of McClatchy Newspapers, Inc. for the fiscal years December 31, 1993, 1994 and 1995. No executive officer serves pursuant to an employment contract.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                              ANNUAL COMPENSATION                  AWARDS
                                   ------------------------------------------   ------------
                                                                 OTHER ANNUAL    SECURITIES     ALL OTHER
            NAME AND                                             COMPENSATION    UNDERLYING    COMPENSATION
       PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)     ($)(19)       OPTIONS(#)      ($)(20)
---------------------------------  ----   ---------   --------   ------------   ------------   ------------
Potts, Erwin.....................  1995    528,008    275,000        20,496        25,000         14,539
  Chairman & CEO                   1994    503,000    300,000        90,251        44,600         13,629
                                   1993    485,000    220,000        48,843             0         15,792
Pruitt, Gary B.(21)..............  1995    305,778    125,000    11,760....        20,000          6,645
  President & COO                  1994    228,497     62,775       177,888(22)    22,000          6,406
Honeysett, William L.............  1995    360,048    102,254        16,800        15,000          8,384
  Senior Vice President            1994    335,000    117,244        66,926        26,600          7,669
                                   1993    315,016     87,511        38,253             0          8,418
Smith, James P...................  1995    273,494     47,861        11,760        10,000          8,238
  Vice President, Finance & CFO    1994    263,500     60,601        49,451        19,600          7,669
                                   1993    253,500     49,433        28,082             0          8,718
Favre, Gregory E.................  1995    225,004     48,376        10,080        10,000          8,712
  Vice President, News             1994    215,000     50,315        41,891        19,000          8,235
                                   1993    205,010     47,040        23,822             0          8,714

---------------
(19) Represents earnings accrued under the Company's Executive Performance Plan. These earnings are vested and paid out in four equal annual installments of 25% each commencing March 1 following the year for which the award is made; no portion of the amount earned in 1995 was paid to the participants in 1995.

(20) This sum includes (i) Company contributions to the Company's 401(k) Plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (included under Salary) made by each to such Plan, and (ii) premium payments to continue life insurance coverage under the Group Executive Life Insurance Plan at a level not otherwise available under the Company's standard life insurance coverage. The amount of the contribution to the Company's 401(k) Plan for each named executive officer for 1995 was $6,000.

(21) Mr. Pruitt became an executive officer on May 18, 1994.

(22) This amount also represents certain perquisites, including $126,089 paid to Mr. Pruitt as reimbursement of relocation expenses.

                              STOCK OPTION AWARDS

     The following table contains information concerning stock option awards to the named executive officers during the year ended December 31, 1995. The two columns at the right show the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant over the full option term. However, there is no assurance that any particular level of potential realizable value will actually be earned.

                                                                                            POTENTIAL
                                                                                       REALIZABLE VALUE AT
                               INDIVIDUAL GRANTS(23)                                   ASSUMED ANNUAL RATE
------------------------------------------------------------------------------------     OF STOCK PRICE
                                    (B)            (C)                                  APPRECIATION FOR
                                 SECURITIES     % OF TOTAL       (D)                     OPTION TERM(24)
                                 UNDERLYING      OPTIONS       EXERCISE                -------------------
                                  OPTIONS       GRANTED TO     OR BASE       (E)
             (A)                  GRANTED       EMPLOYEES       PRICE     EXPIRATION     (F)        (G)
             NAME                   (#)       IN FISCAL YEAR    ($/SH)       DATE         5%        10%
-------------------------------  ----------   --------------   --------   ----------   --------   --------
Potts, Erwin...................    25,000          17.0%       $ 22.250   12-13-2005   $349,823   $886,520
Pruitt, Gary B. ...............    20,000          13.6%       $ 22.250   12-13-2005    279,858    709,216
Honeysett, William L. .........    15,000          10.2%       $ 22.250   12-13-2005    209,894    531,912
Smith, James P. ...............    10,000           6.8%       $ 22.250   12-13-2005    139,929    354,608
Favre, Gregory E. .............    10,000           6.8%       $ 22.250   12-13-2005    139,929    354,608

---------------
(23) Annual stock option grants consist of stock options granted based upon assessment by the Compensation Committee of the individual's past performance, level of responsibility and accountability, anticipated future contributions and long-term value to the Company. Stock options are granted at fair market value, have a ten-year term and vest equally over four years commencing on March 1 following the date of award.

(24) In accordance with SEC rules, columns (f) and (g) show gains that might exist for the respective options over a period of ten years. This valuation model is hypothetical; if the stock price does not increase above the exercise price, compensation to the named executive will be zero. Since the ten-year option terms of the 1996 option awards extend beyond the normal retirement date of certain of the named executive officers and by the terms of the Company's stock option plan under which the options have been granted cannot then be exercised, the table below illustrates the option values for these executive officers at their normal retirement dates:

                                              OPTIONS      NORMAL
                                              GRANTED    RETIREMENT
                       NAME                     (#)         DATE          5%          10%
        -----------------------------------   -------    ----------    --------     --------
        Potts, Erwin.......................    25,000     5-1-1997     $ 46,245     $102,318
        Honeysett, William L...............    15,000     9-1-2002      139,533      336,393
        Smith, James P. ...................    10,000     2-1-2003       98,314      239,341
        Favre, Gregory E. .................    10,000     5-1-2000       57,177      128,702

     In addition to the foregoing table, the following supplemental information should be considered, using the same ten-year option term applicable to the respective option grant dates, as follows:

                                                                    5%             10%
                                                               -------------  -------------
        Per share value, base price plus appreciation:.......  $36.24         $57.71
        Shareholder value of $1,000 invested:................  $1,629         $2,594
        McClatchy Newspapers, Inc. Shareholder Value:........  $1.1 billion   $1.7 billion

                         OPTION EXERCISES AND HOLDINGS

     The following table shows the number of shares of Class A Common Stock represented by outstanding stock options held by each of the five most highly compensated executive officers as of December 31, 1995 and the value of such options based on the closing price of the Company's Class A Common Stock on Friday, December 29, 1995. The exercise price of shares represented by certain of these options was higher than the closing price of the stock at year end with the result that those options were "out of the money" on that date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                               NUMBER OF         VALUE OF
                                                                              UNEXERCISED       UNEXERCISED
                                                                              OPTIONS AT        OPTIONS AT
                                                                               FY-END(#)        FY-END ($)
                                                                             -------------     -------------
                                         SHARES ACQUIRED        VALUE        EXERCISABLE/      EXERCISABLE/
                 NAME                    ON EXERCISE(#)      REALIZED($)     UNEXERCISABLE     UNEXERCISABLE
---------------------------------------  ---------------     -----------     -------------     -------------
Potts, Erwin...........................           0                  0          98,150/          2,245,181/
                                                                                 83,450           1,908,919
Pruitt, Gary B. .......................           0                  0          35,500/            812,063/
                                                                                 46,000           1,052,250
Honeysett, William L. .................       2,100             10,788          21,850/            499,819/
                                                                                 48,450           1,108,294
Smith, James P. .......................           0                  0          38,150/            872,681/
                                                                                 34,450             788,044
Favre, Gregory E. .....................           0                  0          22,875/            522,854/
                                                                                 33,250             760,594

                          FIVE-YEAR PERFORMANCE GRAPH

     The SEC requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with (i) a broad equity market index and (ii) an industry index or peer group. Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Midcap 400 Index and a Peer Group Index for a period of five fiscal years ended December 31, 1995.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG MCCLATCHY NEWSPAPERS, INC., THE S & P MIDCAP 400 INDEX
                                AND A PEER GROUP

                 MCCLATCHY NEWSPAPERS, INC.    PEER GROUP    S & P MIDCAP 400
12/90                  100                       100            100
12/91                   99                       119            150
12/92                  111                       135            168
12/93                  140                       157            191
12/94                  129                       149            185
12/95                  139                       181            242

* $100 INVESTED ON 12/31/90 IN STOCK OR INDEX.
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

     The Peer Group Index is comprised of the following publicly-traded newspaper publishing companies, and is weighted according to market capitalization as of the beginning of each year: (1) A. H. Belo Corporation, (2) Central Newspapers, Inc. (3) Dow Jones & Company, (4) E. W. Scripps Company (5) Gannett Co., Inc., (6) Harte-Hanks Communications, Inc., (7) Knight-Ridder, Inc., (8) Lee Enterprises, Inc., (9) McClatchy Newspapers, Inc., (10) Media General, Inc., (11) The New York Times Company, (12) Pulitzer Publishing Company, (13) Times Mirror Company, (14) Tribune Company and (15) Washington Post Company.

                                 PENSION PLANS

     The following table shows the estimated annual pension benefits payable to the named executive officers at normal retirement age (age 65) under the Company's qualified defined benefit pension plan, as well as its nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company:

                               PENSION PLAN TABLE

                                                                  YEARS OF SERVICE
                                        --------------------------------------------------------------------
               REMUNERATION               5        10        15        20        25        30         35
    ----------------------------------  ------   -------   -------   -------   -------   -------   ---------
     200,000..........................  15,000    30,000    45,000    60,000    75,000    90,000     105,000
     350,000..........................  26,250    52,500    78,750   105,000   131,250   157,500     183,750
     500,000..........................  37,500    75,000   112,500   150,000   187,500   225,000     262,500
     650,000..........................  48,750    97,500   146,250   195,000   243,750   292,500     341,250
     800,000..........................  60,000   120,000   180,000   240,000   300,000   360,000     420,000
     950,000..........................  71,250   142,500   213,750   285,000   356,250   427,500     498,750
    1,100,000.........................  82,500   165,000   247,500   330,000   412,500   495,000     577,500

     Benefits under the qualified defined pension plan are computed using basic compensation exclusive of overtime and other compensation; benefits under the supplemental plan are calculated using basic salary plus any annual cash bonus awarded. The benefits shown in the foregoing table are not subject to any deduction for social security or other offset amounts. For single persons, benefits are computed as straight life annuity amounts. Married persons may chose between straight life or joint and survivor annuity amounts. Covered compensation for the named executive officers would consist of the salary and bonus set forth in the Summary Compensation Table above, and for the named executive officers as of the end of the last calendar year is: Erwin Potts, $803,008; Gary B. Pruitt, $430,778; William L. Honeysett, $462,302; James P. Smith, $321,355; Gregory E. Favre, $273,380.

     The estimated credited years of service at December 31, 1995, for each named executive is as follows: Erwin Potts, 19.67; Gary B. Pruitt, 10.67; William L. Honeysett, 9.42; James P. Smith 21.00; Gregory E. Favre, 11.17.

                      RATIFICATION OF INDEPENDENT AUDITORS
                             (PROPOSAL 2 ON PROXY)

     The Board of Directors has appointed, subject to ratification by the stockholders, Deloitte & Touche LLP as independent auditors for the current fiscal year ending December 31, 1996. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     An affirmative vote of a majority of the aggregate voting power of the shares of Class A and Class B Common Stock present or represented at the meeting is required for ratification.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting it is the intention of the persons named in the proxies to vote in accordance with their best judgment on such matters.

     Pursuant to SEC regulations, the Company is required to identify the names of persons who failed to file or filed late a report required under Section 16 of the Securities Exchange Act of 1934. Generally, the reporting regulations under Section 16 require directors, executive officers and greater than 10% stockholders to report changes in ownership of Company securities. Sue Maloney Stiles, a holder of more than 10% of the Company's Class A Common Stock, filed a Form 4, Statement of Changes in Beneficial Ownership, reporting sales of stock, 15 days late. Erwin Potts, the Company's Chairman and CEO, filed a Form 4 reporting a purchase of stock 42 days late. Robert Berger, the Company's Controller and principal accounting officer, filed a Form 5 relating to 1994 stock option grants approximately one year late and a Form 5 relating to a 1995 stock option grant approximately one month late.

     Proposals of stockholders intended to be presented at the Company's 1997 annual meeting of stockholders must be received at the corporate Secretary's office, 2100 Q Street, Sacramento, California 95816, no later than November 29, 1996, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Karole Morgan-Prager, Secretary

March 29, 1996

                                     [LOGO]
                           Printed on Recycled Paper

                           MCCLATCHY NEWSPAPERS, INC.

                              CLASS A COMMON PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 1996.

The undersigned hereby appoints Erwin Potts and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of the Class A Common Stock of McClatchy Newspapers, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 15, 1996, or any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed by the undersigned stockholder. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS CHANGE ON REVERSE SIDE

                           (Continued and to be dated and signed, on other side)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                                  Please mark
                                                                 your votes as X
                                                                 indicated in
                                                                 this example

Proposal 1: To elect directors to serve until the next Annual Meeting of
            Stockholders and until their successors are elected or chosen.

    FOR all nominees               WITHHOLD          Nominees: Larry Jinks, Joan F. Lane, S. Donley Ritchey, Frederick R. Ruiz
  listed to the right             AUTHORITY
(except as marked to the  (to vote for all nominees  (INSTRUCTION: To withhold authority to vote for any individual nominee write
       contrary)               listed at right)                    the nominee's name below.)

          / /                        / /             -------------------------------------------------------------------------------

Proposal 2: Ratification of the appointment of Deloitte & Touche as the
            Company's independent auditors for 1996.

                      FOR         AGAINST          ABSTAIN
                      / /           / /              / /


     I PLAN TO ATTEND MEETING         / /


     COMMENTS/ADDRESS CHANGE
 PLEASE MARK THE BOX IF YOU HAVE      / /
WRITTEN COMMENTS/ADDRESS CHANGE ON
        THE REVERSE SIDE.


Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:____________________________________________________________________, 1996

--------------------------------------------------------------------------------
Signature

--------------------------------------------------------------------------------
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -




                           MCCLATCHY NEWSPAPERS, INC.




                      YOUR VOTE IS IMPORTANT TO THE COMPANY


                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                           MCCLATCHY NEWSPAPERS, INC.

                              CLASS B COMMON PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 1996.

The undersigned hereby appoints Erwin Potts and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of the Class B Common Stock of McClatchy Newspapers, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 15, 1996, or any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed by the undersigned stockholder. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS CHANGE ON REVERSE SIDE

                           (Continued and to be dated and signed, on other side)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                                  Please mark
                                                                 your votes as X
                                                                 indicated in
                                                                 this example

Proposal 1: To elect directors to serve until the next Annual Meeting of
            Stockholders and until their successors are elected or chosen.

    FOR all nominees               WITHHOLD          Nominees: William K. Coblentz, Molly Maloney Evangelisti, William L. Honeysett,
  listed to the right             AUTHORITY          Betty Lou Maloney, James B. McClatchy, William Ellery McClatchy, Erwin Potts,
(except as marked to the  (to vote for all nominees  Gary B. Pruitt, William M. Roth, James P. Smith
       contrary)               listed at right)
                                                     (INSTRUCTION: To withhold authority to vote for any individual nominee write
          / /                        / /                           the nominee's name below.)

                                                     -------------------------------------------------------------------------------

Proposal 2: Ratification of the appointment of Deloitte & Touche as the
            Company's independent auditors for 1996.

                      FOR         AGAINST          ABSTAIN
                      / /           / /              / /


     I PLAN TO ATTEND MEETING         / /


     COMMENTS/ADDRESS CHANGE
 PLEASE MARK THE BOX IF YOU HAVE      / /
WRITTEN COMMENTS/ADDRESS CHANGE ON
        THE REVERSE SIDE.


Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:____________________________________________________________________, 1996

--------------------------------------------------------------------------------
Signature

--------------------------------------------------------------------------------
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -




                           MCCLATCHY NEWSPAPERS, INC.




                      YOUR VOTE IS IMPORTANT TO THE COMPANY


                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE